Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	August 8, 2016	Financial Media

Otter Tail Corporation Announces Second Quarter Earnings,

Reaffirms 2016 Earnings Guidance Range; Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended June 30, 2016.

Summary:

•	Consolidated operating revenues were $203.5 million compared with $188.2 million for the second quarter of 2015.

•	Consolidated net income and diluted earnings from continuing operations totaled $15.6 million and $0.41 per share, respectively, compared with $13.7 million and $0.36 per share for the second quarter of 2015.

•	Consolidated net income totaled $15.7 million, or $0.41 per diluted share, compared with $11.4 million and $0.30 per diluted share for the second quarter of 2015, reflecting a loss of $0.06 in diluted earnings per share from discontinued operations in the second quarter of 2015.

•	Otter Tail Corporation reaffirms its 2016 earnings guidance range of $1.50 to $1.65 per diluted share.

CEO Overview

“Our team delivered broad-based and solid earnings growth for the second quarter of 2016 over the second quarter of 2015,” said Otter Tail Corporation President and CEO Chuck MacFarlane. “Our Manufacturing segment drove operating margin improvements while our Electric segment benefited from strong sales to pipeline customers and higher revenue from interim rates, which are subject to refund.

“We continue to execute our capital investment plan at Otter Tail Power Company under a constructive regulatory framework. Our $858 million utility capital spending plan for 2016 through 2020 includes two large regional transmission projects and several generation investments. We expect these to drive a compounded annual growth rate of 8.0% in utility rate base through 2020, using 2014 as the base year.

“A resource plan filed with the Minnesota Public Utilities Commission (MPUC) in June proposes a 248-megawatt simple-cycle natural gas combustion turbine, 200 megawatts of additional wind energy and 30 megawatts of solar energy in the next five years.

“Meanwhile, the two 345-kilovolt transmission projects that are part of our capital investment plan have begun construction. They are on budget and on schedule for completion in 2017 and 2019, respectively. Named Big Stone South-Brookings and Big Stone South-Ellendale, both are Midcontinent Independent System Operator-approved multi-value projects. Otter Tail Power Company is a 50% owner with other regional utilities in both and manages the Big Stone South-Ellendale project.

“Otter Tail Power Company filed a rate case with the MPUC in February, seeking permission to increase rates by approximately $19.3 million annually, or 9.8%. We expect intervenors to file testimony in mid-August and the MPUC to make a final determination in 2017. The MPUC granted a 9.56% interim rate increase, subject to refund, which began April 16 while it considers the overall request. We expect to recognize 8.5 months of increased revenues under interim rates, subject to refund, in 2016.

“Quarter-over-quarter net income at BTD, our custom metal fabricator, improved mainly due to improved productivity at all its facilities and increased sales at its Illinois plant. The recreational vehicle market continues to soften, adding to depressed markets for manufactured equipment in oil and gas extraction and agriculture. Original equipment manufacturers in these markets are BTD’s customers. We expect BTD to be in a good position to enhance earnings when market conditions improve. BTD’s Minnesota facilities expansion is complete. All plants have streamlined operations and the new state-of-the-art paint system is receiving orders.

“Our Plastics segment, Northern Pipe Products and Vinyltech, experienced a significant 19.2% increase in pipe sales quarter over quarter but at lower margins as the spread between sales and raw material prices has narrowed in 2016. Both companies are efficient, low-cost operators, but we expect margins to remain compressed for the balance of the year.

“We are reaffirming our 2016 diluted earnings per share guidance range of $1.50 to $1.65.”

Operating Cash Flows and Liquidity

Consolidated cash provided by continuing operations for the six months ended June 30, 2016 was $64.2 million compared with $52.7 million for the six months ended June 30, 2015. Contributing to the increase in cash provided by continuing operations between the quarters was a $10.9 million decrease in cash used for working capital items between periods, which includes:

•	An $11.8 million decrease in cash used for accounts payable at Otter Tail Power Company, reflecting higher levels of payables in June 2016 for coal deliveries and transmission services and the payment, in January 2015, of large billings for coal transportation, coal and purchased power received in December 2014.

•	A $4.0 million refund of 2015 estimated tax payments received in the first quarter of 2016. A five-year extension of bonus depreciation for income taxes approved on December 18, 2015 resulted in the elimination of any federal income tax liability for the Company in 2015.

offset by:

•	A $6.8 million decrease in cash related to an increase in accounts receivable, mainly due to an increase in receivables at BTD in 2016 as a result of increased business activity in the first six months of the year, longer payment terms for certain customers and customers holding payment until after the June 30, 2016 quarter end.

The following table presents the status of our lines of credit as of June 30, 2016:

(in thousands)	Line Limit	In Use On June 30, 2016	Restricted due to Outstanding Letters of Credit	Available on June 30, 2016	Available on December 31, 2015
Otter Tail Corporation Credit Agreement	$150,000	$19,289	$—	$130,711	$90,334
Otter Tail Power Company Credit Agreement	170,000	29,985	50	139,965	148,694
Total	$320,000	$49,274	$50	$270,676	$239,028

Board of Directors Declared Quarterly Dividend

On August 5, 2016 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.3125 per share. This dividend is payable September 10, 2016 to shareholders of record on August 15, 2016.

Segment Performance Summary

Electric

	Three Months ended June 30,
(in thousands)	2016	2015	Increase
Revenues	$97,925	$90,964	$6,961
Net Income	$9,148	$8,252	$896

	Three Months ended June 30,
	2016	2015	% Change
Heating Degree Days	455	435	4.6%
Cooling Degree Days	133	83	60.2%

The following table shows heating and cooling degree days as a percent of normal:

	Three Months ended June 30,
	2016	2015
Heating Degree Days	87.7%	82.7%
Cooling Degree Days	125.5%	76.1%

The following table summarizes the estimated impact of weather changes on diluted earnings per share compared with sales under normal weather conditions and to the second quarter of 2015:

	Three Months ended June 30,
	2016 vs Normal	2015 vs Normal	2016 vs 2015
Effect on Diluted Earnings Per Share	$—	$(0.01)	$0.01

Retail electric revenues increased $6.5 million as a result of:

•	A $2.8 million increase in retail revenues related to a 9.56% interim rate increase (subject to refund) implemented in mid-April 2016 in conjunction with Otter Tail Power Company's 2016 Minnesota general rate increase request.

•	A $0.7 million increase in Environmental Costs Recovery rider revenues due to the recovery of additional investment and costs related to the operation of the air quality control system (AQCS) at Big Stone Plant that was placed in service in December 2015.

•	A $0.6 million increase in Transmission Costs Recovery rider revenues related to increased investment in transmission plant.

•	A $0.6 million increase in Conservation Improvement Program (CIP) cost recovery and incentive revenues.

•	A $0.6 million increase in revenues from the recovery of fuel and purchased power costs mainly due to an increase in the cost of fuel per kilowatt-hour (kwh) generated for retail use.

•	A $0.6 million increase in revenues related to increased retail kwh sales due to warmer weather in the second quarter of 2016, evidenced by cooling degree days that were 60.2% higher than in the second quarter of 2015 and 125.5% of normal.

•	A $0.5 million increase in revenue related to increased kwh sales unrelated to weather, mainly to pipeline customers.

Revenue from wholesale electric sales from company-owned generation increased $0.6 million while fuel costs for wholesale generation increased $0.5 million, resulting in a $0.1 million increase in wholesale revenue net of fuel costs.

Other electric revenues included a quarter-over-quarter increase of $0.9 million in transmission service charges related to a regional transmission cooperative terminating its integrated transmission agreement with Otter Tail Power Company and joining the Southwest Power Pool (SPP) beginning in 2016. This increase was offset by a $0.8 million increase in the accrual for an estimated refund obligation that would arise if the Federal Energy Regulatory Commission (FERC) orders a reduction in the return on equity (ROE) component of the Midcontinent Independent System Operator, Inc. (MISO) Open Access Transmission, Energy and Operating Reserve Markets Tariff for revenues billed under the tariff from December 2013 through May 2016. This is related to the non-binding initial decision of the presiding administrative law judge on June 30, 2016 recommending a lower FERC-allowed ROE.

Production fuel costs increased $5.8 million as a result of a 109.7% increase in kwhs generated from our steam-powered and combustion turbine generators, mainly related to Big Stone Plant being fully operational in the second quarter of 2016 compared to being down for maintenance during the entire second quarter of 2015.

The cost of purchased power to serve retail customers decreased $4.6 million due to a 14.3% decrease in the cost per kwh purchased combined with a 10.3% decrease in kwhs purchased. The decreased cost per kwh purchased was driven by lower wholesale energy prices in the second quarter of 2016 compared with the second quarter of 2015. The decrease in kwhs purchased was the result of increased availability and generation from company-owned resources.

Electric operating and maintenance expenses increased $1.2 million as a result of:

•	A $0.8 million increase in transmission service charges related to incurring transmission expenses from SPP participants beginning in 2016. This is a result of a regional transmission cooperative terminating its integrated transmission agreement with Otter Tail Power Company and joining the SPP.

•	A $0.3 million increase in pollution control reagent costs at Big Stone Plant and Coyote Station related to compliance with federal power plant emission regulations.

•	A $0.8 million increase in CIP program expenditures, repair expenses related to June 2016 storms, software licensing and travel expenses.

offset by:

•	A $0.7 million reduction in labor benefit costs mainly related to a decrease in corporate expenses billed to Otter Tail Power Company.

Depreciation expense increased $2.3 million due to the AQCS at Big Stone Plant being placed in service at the end of December 2015 along with increased investment in transmission plant with the final phases of the Fargo-Monticello and Brookings-Southeast Twin Cities 345-kilovolt transmission lines placed in service in 2015. Property tax expense increased $0.3 million as a result of property additions in Minnesota and North Dakota in 2015.

Manufacturing

	Three Months ended June 30,
(in thousands)	2016	2015	Increase
Revenues	$58,452	$51,273	$7,179
Net Income	$3,009	$1,912	$1,097

At BTD, revenues increased $7.8 million, including:

•	Revenues of $6.5 million in the second quarter of 2016 at BTD-Georgia, the plant we acquired in September 2015.

•	A $3.8 million increase in revenues mainly related to the production of wind tower components at BTD’s Illinois plant.

offset by:

•	A $2.5 million decrease in revenues related to lower sales to manufacturers of recreational and agricultural equipment due to softness in end markets served by those manufacturers.

Cost of products sold at BTD increased $3.5 million. This included $5.7 million in cost of products sold at BTD-Georgia in the second quarter of 2016, offset by a $2.2 million net decrease in cost of products sold at BTD’s other facilities. The $2.2 million decrease is related to the decrease in sales to recreational and agricultural product manufacturers and to productivity improvements, partially offset by an increase in costs of products sold at BTD’s Illinois plant. Gross margins were also positively impacted in the second quarter of 2016 by changes in customer product mix between quarters. Operating expenses at BTD increased $0.4 million, primarily as a result of the BTD-Georgia acquisition. Depreciation and amortization expenses at BTD increased $1.5 million, including $0.8 million at BTD-Georgia in the second quarter of 2016 and a $0.7 million increase as a result of BTD placing new assets in service in Minnesota. BTD’s interest expense, income taxes and net income increased $0.2 million, $0.8 million and $1.4 million, respectively, in the second quarter of 2016 compared with the second quarter of 2015.

At T.O. Plastics, revenues decreased $0.6 million reflecting:

•	A $0.9 million decrease in industrial market sales primarily as a result of a continued decline in sales volumes to a customer insourcing product into its own manufacturing facilities.

offset by:

•	A $0.3 million increase in revenues from sales of horticultural containers.

The decreased revenues in combination with a $0.2 million increase in cost of products sold was partially offset by a $0.3 million decrease in incentive benefits and selling expenses, resulting in a $0.3 million decrease in net income at T.O. Plastics between the quarters.

Plastics

	Three Months ended June 30,
(in thousands)	2016	2015	Increase/(decrease)
Revenues	$47,112	$45,954	$1,158
Net Income	$3,485	$4,265	$(780)

The increase in revenues is the result of a 19.2% increase in pounds of polyvinyl chloride (PVC) pipe sold, mostly offset by a 14.0% decrease in the price per pound of pipe sold. The Plastics segment reported increased sales in the western United States, Texas and Missouri. The decline in sales price per pound is due to softening sales prices as a result of lower raw material prices between the quarters. Cost of products sold increased $2.2 million due to the increase in sales volume, partially offset by a 10.9% decrease in the cost per pound of PVC pipe sold.

Corporate

Corporate costs net of tax decreased $0.7 million between the quarters mainly as a result of receiving $0.7 million in nontaxable benefit proceeds from corporate-owned life insurance.

Discontinued Operations

Following are summary presentations of the results of discontinued operations for the three-month periods ended June 30:

(in thousands)	2016	2015
Operating Revenues	$—	$5,899
Operating Expenses	(199)	9,209
Operating Income (Loss)	199	(3,310)
Other Deductions	—	(11)
Income Tax Expense (Benefit)	80	(1,329)
Net Income (Loss) from Operations	119	(1,992)
Loss on Disposition Before Taxes	—	(509)
Income Tax Benefit on Disposition	—	(280)
Net Loss on Disposition	—	(229)
Net Income (Loss)	$119	$(2,221)

On April 30, 2015 we sold Foley Company (Foley), our former water, wastewater, power and industrial construction contractor, resulting in a net loss on disposition of $0.2 million. The above results for the three months ended June 30, 2015 include net losses from operations of $1.5 million from Foley and $0.5 million from our former waterfront equipment manufacturer related to settlement of a warranty claim.

2016 Business Outlook

We are reaffirming our consolidated diluted earnings per share guidance for 2016 to be in the range of $1.50 to $1.65. This guidance reflects the current mix of businesses we own, considers the cyclical nature of some of our businesses and reflects current economic challenges facing our Manufacturing and Plastics segments and strategies for improving future operating results. We expect capital expenditures for 2016 to be $175 million compared with $160 million in capital expenditures in 2015. Major projects in our planned expenditures for 2016 include investments in two large transmission line projects for the Electric segment, which positively impact earnings by providing an immediate return on invested funds.

Segment components of our 2016 earnings per share initial and revised guidance range compared with 2015 actual earnings are as follows:

Diluted Earnings Per Share	2015 EPS by Segment	2016 Guidance February 8, 2016		2016 Guidance Revised May 2, 2016		2016 Guidance Revised August 8, 2016
		Low	High	Low	High	Low	High
Electric	$1.29	$1.29	$1.32	$1.29	$1.32	$1.27	$1.30
Manufacturing	$0.11	$0.11	$0.15	$0.12	$0.16	$0.14	$0.18
Plastics	$0.32	$0.26	$0.30	$0.24	$0.28	$0.24	$0.28
Corporate	($0.16)	($0.16)	($0.12)	($0.15)	($0.11)	($0.15)	($0.11)
Total – Continuing Operations	$1.56	$1.50	$1.65	$1.50	$1.65	$1.50	$1.65
Expected Return on Equity		9.3%	10.2%	9.3%	10.2%	9.3%	10.2%

Contributing to our earnings guidance for 2016 are the following items:

•	We now expect 2016 Electric segment net income to be comparable with 2015 segment net income based on:

o	Normalized weather for the remainder of 2016. Mild weather in the first six months of 2016 has had a negative impact on diluted earnings per share of approximately $0.04 compared to projected earnings under normal temperatures and $0.03 compared to the six months ended June 30, 2015.

o	Constructive outcome of the rate case filed in Minnesota in February 2016. We are currently receiving revenues under interim rates (subject to refund) related to this rate case. The MPUC determines our rates. Our ability to obtain final rates similar to interim rates and reasonable rates of return depends on regulatory action under applicable statutes and regulations. We cannot provide assurance that our interim rates will become final and that our requested 10.4% ROE will ultimately be approved.

o	Rider recovery increases, including environmental riders in Minnesota, North Dakota and South Dakota related to the Big Stone AQCS environmental upgrades and transmission riders related to the Electric segment’s continuing investments in its share of the MISO-designated multi-value transmission projects in South Dakota.

o	Meeting forecasted sales to pipeline and commercial customers.

o	A decrease in pension costs as a result of an increase in the discount rate from 4.35% to 4.76%.

offset by:

o	The effect of the 2015 adoption of bonus depreciation for income taxes reducing projected earnings from Electric segment operations by $0.06 per share in 2016.

o	Higher depreciation and property tax expense due to large capital projects being put into service.

o	Higher short-term interest costs as major construction projects continue to be funded.

o	Increased operating expenses associated with reagents and employee expenses.

o	Increased transmission expenses associated with termination of historic integrated transmission agreements.

o	Higher post-retirement and post-employment medical costs than initially expected for 2016 due to changes in actuarial estimates and increased claims in 2016.

•	We are increasing our May 2016 guidance for 2016 net income from our Manufacturing segment based on positive results in the first six months of the year driven by improved productivity despite softening end markets and continued focus on improved productivity and cost reductions for the remainder of the year.

•	In spite of softening end markets, we expect 2016 net income from our Manufacturing segment to increase over 2015 due to:

o	Increases in sales volume at BTD as a result of having BTD-Georgia in place for a full year. Full year sales for BTD-Georgia are now estimated to be $28 million compared with original expectations of $33 million. The decline is due to continued softness in end markets served by the BTD-Georgia location.

o	Improved margins on product mix and improved margins on parts and tooling sales given improved productivity as a result of lower expediting costs, costs of quality and maintenance expenses.

offset by:

o	Excluding the full year impact of BTD-Georgia, revenues are now expected to decline approximately 3%, compared with an original growth expectation of 7%. This change is due to challenging market conditions impacting end markets served by BTD. BTD has significant exposure to the agriculture, oil and gas and recreational vehicle end markets, all of which are forecasted to be down in 2016 compared to 2015.

o	Higher facility costs associated with BTD’s expansion of its square footage.

o	A decrease in earnings from T.O. Plastics mainly driven by an expected decrease in operating margins due to a shift in product mix relating to a customer bringing a product back into its own manufacturing facilities.

o	Backlog for the manufacturing companies of approximately $81 million for 2016 compared with $85 million one year ago.

•	We are maintaining our May 2016 guidance for 2016 net income from our Plastics segment. Net income for 2016 from this segment is expected to be down from 2015 with lower expected operating margins due to tighter spreads between raw material costs and sales prices, along with higher labor and freight costs.

•	We continue to expect lower corporate costs than originally estimated for 2016 due to continued cost reduction efforts.

CONFERENCE CALL AND WEBCAST

Otter Tail Corporation will host a live webcast on Tuesday, August 9, 2016, at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast. An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2016 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

•	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

•	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

•	We rely on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If we are not able to access capital at competitive rates, our ability to implement our business plans may be adversely affected.

•	Disruptions, uncertainty or volatility in the financial markets can also adversely impact our results of operations, the ability of our customers to finance purchases of goods and services, and our financial condition, as well as exert downward pressure on stock prices and/or limit our ability to sustain our current common stock dividend level.

•	We made a $10.0 million discretionary contribution to our defined benefit pension plan in January 2016. We could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with our long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

•	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

•	Declines in projected operating cash flows at any of our reporting units may result in goodwill impairments that could adversely affect our results of operations and financial position, as well as financing agreement covenants.

•	The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

•	We rely on our information systems to conduct our business and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

•	Economic conditions could negatively impact our businesses.

•	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

•	Our plans to grow and realign our business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

•	We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

•	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

•	We are subject to risks associated with energy markets.

•	We are subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on our net income in future periods.

•	We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to our shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

•	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	OTP’s operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

•	OTP’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect our operating costs and the costs of supplying electricity to our customers.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

•	Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

•	We compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

•	Changes in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and six months ended June 30, 2016 and 2015 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation

Consolidated Statements of Income

In thousands, except share and per share amounts

(not audited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2016	2015	2016	2015
Operating Revenues by Segment
Electric	$97,925	$90,964	$210,919	$204,511
Manufacturing	58,452	51,273	118,272	108,032
Plastics	47,112	45,954	80,549	78,506
Intersegment Eliminations	(7)	(38)	(16)	(55)
Total Operating Revenues	203,482	188,153	409,724	390,994
Operating Expenses
Fuel and Purchased Power	25,117	23,867	57,703	62,158
Nonelectric Cost of Goods Sold (depreciation included below)	80,949	74,986	153,588	146,484
Electric Operating and Maintenance Expense	38,981	37,754	78,999	75,281
Nonelectric Operating and Maintenance Expense	9,238	8,823	20,693	21,286
Depreciation and Amortization	18,525	14,661	36,814	29,196
Property Taxes - Electric	3,589	3,262	7,268	6,764
Total Operating Expenses	176,399	163,353	355,065	341,169
Operating Income (Loss) by Segment
Electric	16,806	14,944	40,034	38,107
Manufacturing	5,805	3,891	9,660	6,421
Plastics	6,005	7,221	9,752	10,836
Corporate	(1,533)	(1,256)	(4,787)	(5,539)
Total Operating Income	27,083	24,800	54,659	49,825
Interest Charges	7,976	7,702	15,970	15,445
Other Income	1,532	567	1,932	1,139
Income Tax Expense – Continuing Operations	5,083	4,008	10,575	8,081
Net Income (Loss) by Segment – Continuing Operations
Electric	9,148	8,252	21,686	21,430
Manufacturing	3,009	1,912	4,862	3,096
Plastics	3,485	4,265	5,637	6,385
Corporate	(86)	(772)	(2,139)	(3,473)
Net Income from Continuing Operations	15,556	13,657	30,046	27,438
Discontinued Operations
Income (Loss) - net of Income Tax Expense (Benefit) of $80, ($1,329), $100 and ($2,705) for the respective periods	119	(1,992)	149	(4,064)
Impairment Loss - net of Income Tax Benefit of $0 for the six months ended June 30, 2015	—	—	—	(1,000)
(Loss) Gain on Disposition - net of Income Tax (Benefit) Expense of ($280) and $4,536 for the three and six months ended June 30, 2015	—	(229)	—	6,997
Net Income (Loss) from Discontinued Operations	119	(2,221)	149	1,933
Net Income	$15,675	$11,436	$30,195	$29,371
Average Number of Common Shares Outstanding
Basic	38,179,371	37,433,318	38,058,157	37,338,218
Diluted	38,321,289	37,653,203	38,183,249	37,558,103

Basic Earnings (Loss) Per Common Share:
Continuing Operations	$0.41	$0.37	$0.79	$0.74
Discontinued Operations	—	(0.06)	—	0.05
	$0.41	$0.31	$0.79	$0.79
Diluted Earnings (Loss) Per Common Share:
Continuing Operations	$0.41	$0.36	$0.79	$0.73
Discontinued Operations	—	(0.06)	—	0.05
	$0.41	$0.30	$0.79	$0.78

Otter Tail Corporation

Consolidated Balance Sheets

Assets

in thousands

(not audited)

	June 30,	December 31,
	2016	2015

Current Assets
Cash and Cash Equivalents	$—	$—
Accounts Receivable:
Trade—Net	78,677	62,974
Other	7,144	9,073
Inventories	81,396	85,416
Unbilled Revenues	15,909	17,869
Income Taxes Receivable	—	4,000
Regulatory Assets	17,205	18,904
Other	14,065	8,453
Total Current Assets	214,396	206,689

Investments	8,413	8,284
Other Assets	33,605	32,784
Goodwill	37,572	39,732
Other Intangibles—Net	15,639	15,673
Regulatory Assets	123,706	127,707

Plant
Electric Plant in Service	1,834,157	1,820,763
Nonelectric Operations	218,007	201,343
Construction Work in Progress	116,848	79,612
Total Gross Plant	2,169,012	2,101,718
Less Accumulated Depreciation and Amortization	740,440	713,904
Net Plant	1,428,572	1,387,814
Total	$1,861,903	$1,818,683

Otter Tail Corporation

Consolidated Balance Sheets

Liabilities and Equity

in thousands

(not audited)

	June 30,	December 31,
	2016	2015

Current Liabilities
Short-Term Debt	$49,274	$80,672
Current Maturities of Long-Term Debt	52,497	52,422
Accounts Payable	86,210	89,499
Accrued Salaries and Wages	14,774	16,182
Accrued Taxes	10,562	14,827
Other Accrued Liabilities	17,951	15,416
Liabilities of Discontinued Operations	1,868	2,098
Total Current Liabilities	233,136	271,116

Pensions Benefit Liability	95,520	104,912
Other Postretirement Benefits Liability	49,659	48,730
Other Noncurrent Liabilities	24,980	23,854

Deferred Credits
Deferred Income Taxes	217,523	207,669
Deferred Tax Credits	23,678	24,506
Regulatory Liabilities	77,915	77,432
Other	9,580	11,595
Total Deferred Credits	328,696	321,202

Capitalization
Long-Term Debt—Net	493,804	443,846

Cumulative Preferred Shares	—	—

Cumulative Preference Shares	—	—

Common Equity
Common Shares, Par Value $5 Per Share	193,516	189,286
Premium on Common Shares	313,839	293,610
Retained Earnings	132,401	126,025
Accumulated Other Comprehensive Loss	(3,648)	(3,898)
Total Common Equity	636,108	605,023
Total Capitalization	1,129,912	1,048,869
Total	$1,861,903	$1,818,683

Otter Tail Corporation

Consolidated Statements of Cash Flows

In thousands

(not audited)

	For the Six Months Ended June 30,
In thousands	2016	2015
Cash Flows from Operating Activities
Net Income	$30,195	$29,371
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Gain from Sale of Discontinued Operations	—	(6,997)
Net (Income) Loss from Discontinued Operations	(149)	5,064
Depreciation and Amortization	36,814	29,196
Deferred Tax Credits	(828)	(939)
Deferred Income Taxes	9,679	12,707
Change in Deferred Debits and Other Assets	2,680	11,470
Discretionary Contribution to Pension Plan	(10,000)	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	6,404	4,025
Allowance for Equity/Other Funds Used During Construction	(475)	(576)
Change in Derivatives Net of Regulatory Deferral	—	(123)
Stock Compensation Expense – Equity Awards	828	1,126
Other—Net	(76)	200
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(12,673)	(5,918)
Change in Inventories	4,218	3,400
Change in Other Current Assets	(1,043)	1,913
Change in Payables and Other Current Liabilities	(5,441)	(21,294)
Change in Interest and Income Taxes Receivable/Payable	4,018	96
Net Cash Provided by Continuing Operations	64,151	52,721
Net Cash Provided by (Used in) Discontinued Operations	11	(10,966)
Net Cash Provided by Operating Activities	64,162	41,755
Cash Flows from Investing Activities
Capital Expenditures	(79,158)	(83,418)
Proceeds from Disposal of Noncurrent Assets	1,080	2,628
Final Purchase Price Adjustment – BTD-Georgia Acquisition	1,500	—
Cash Used for Investments and Other Assets	(1,719)	(5,763)
Net Cash Used in Investing Activities - Continuing Operations	(78,297)	(86,553)
Net Proceeds from Sale of Discontinued Operations	—	32,765
Net Cash Used in Investing Activities - Discontinued Operations	—	(1,770)
Net Cash Used in Investing Activities	(78,297)	(55,558)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	(2,024)	(947)
Net Short-Term Debt (Repayments) Borrowings	(31,398)	32,186
Proceeds from Issuance of Common Stock – net of Issuance Expenses	21,645	6,848
Payments for Retirement of Capital Stock	(104)	(1,421)
Proceeds from Issuance of Long-Term Debt	50,000	—
Short-Term and Long-Term Debt Issuance Expenses	(59)	(4)
Payments for Retirement of Long-Term Debt	(106)	(99)
Dividends Paid and Other Distributions	(23,819)	(23,035)
Net Cash Provided by Financing Activities – Continuing Operations	14,135	13,528
Net Cash Provided by Financing Activities – Discontinued Operations	—	322
Net Cash Provided by Financing Activities	14,135	13,850
Net Change in Cash and Cash Equivalents – Discontinued Operations	—	(47)
Net Change in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents at Beginning of Period	—	—
Cash and Cash Equivalents at End of Period	$—	$—